Exhibit 99.B(d)(73)

Schedule A
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
LSV Asset Management
Dated November 30, 2010, amended as of September 15, 2015 and December 6, 2016

SEI INSTITUTIONAL INVESTMENTS TRUST

U.S. Managed Volatility Fund
Global Managed Volatility Fund
World Select Equity Fund

Schedule B
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
LSV Asset Management

Dated November 30, 2010, amended as of September 15, 2015 and December 6, 2016

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Investments Trust

U.S. Managed Volatility Fund	[REDACTED]

Global Managed Volatility Fund	[REDACTED]

World Select Equity Fund	[REDACTED]

SEI Investments Management Corporation	LSV Asset Management

By:	By:

/s/ William T. Lawrence	/s/ Josh O’Donnell

Name:	Name:

William T. Lawrence	Josh O’Donnell

Title:	Title:

Vice President	Chief Legal Officer